Exhibit 99.2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

dated as of June 22, 2020

by and among

GDS HOLDINGS LIMITED,

and

STT GDC PTE. LTD.

TABLE OF CONTENTS

		Page

ARTICLE I

Purchase; Purchase price; and Closings

SECTION 1.1.	Purchase	1
SECTION 1.2.	Purchase Price	1
SECTION 1.3.	Closing	1
SECTION 1.4.	Closing Conditions	2

ARTICLE II

Representations and Warranties

SECTION 2.1.	Representations and Warranties of the Company	4
SECTION 2.2.	Representations and Warranties of the Investor	11

ARTICLE III

Covenants

SECTION 3.1.	Filings; Other Actions	13
SECTION 3.2.	Expenses	13
SECTION 3.3.	Confidentiality	13
SECTION 3.4.	Representations and Warranties	13
SECTION 3.5.	Conduct of the Business	14
SECTION 3.6.	Commercially Reasonable Efforts	14
SECTION 3.7.	Shareholder Litigation	14

ARTICLE IV

Additional Agreements

SECTION 4.1.	Compliance with Laws	14
SECTION 4.2.	Legend	15
SECTION 4.3.	Indemnity	15
SECTION 4.4.	Investor Rights	18
SECTION 4.5.	Regulatory Matters	18

i

LIST OF SCHEDULES

Schedule 1:	Disclosure Schedule

LIST OF EXHIBITS

Exhibit A:	Form of Opinion of Cayman Islands Counsel
Exhibit B:	Form of Officer’s Certificate from the Company
Exhibit C:	Form of Investor Rights Agreement
Exhibit D:	Form of Written Consent

INDEX OF DEFINED TERMS

Term	Location of Definition
ADSs	SECTION 2.1(c)
Affiliate	SECTION 6.10(1)
Aggregate Purchase Price	SECTION 1.2
Agreement	Preamble
Arbitration	SECTION 6.6
Articles of Association	SECTION 2.1(a)
Bankruptcy and Equity Exception	SECTION 2.1(d)(1)
Beneficially Own/Beneficial Ownership	SECTION 6.10(8)
Burdensome Condition	SECTION 4.5
business day	SECTION 6.10(6)
Closing	SECTION 1.3
Closing Date	SECTION 1.3
Company	Preamble
Company Reports	SECTION 2.1(f)
Company Share Option	SECTION 2.1(c)(1)
Company Share Option Plans	SECTION 2.1(c)(1)
control/controlled by/under common control with	SECTION 6.10(1)
De Minimis Claim	SECTION 4.4(e)
Dispute	SECTION 6.6
e-mail	SECTION 6.4
Environmental Law	SECTION 2.1(s)
Exchange Act	SECTION 2.1(f)
Financial Statements	SECTION 2.1(e)
Fundamental Representations	SECTION 6.1
GAAP	SECTION 2.1(e)
Governmental Entity	SECTION 1.4(a)(i)
Governmental Order	SECTION 1.4(a)(i)
Group Company/Group Companies	SECTION 10.1
herein/hereof/hereunder	SECTION 6.10(4)
HKIAC	SECTION 6.6(a)
Indemnified Party	SECTION 4.4(c)
Indemnifying Party	SECTION 4.4(c)
including/includes/included/include	SECTION 6.10(3)
Information	SECTION 3.3
Intellectual Property	SECTION 2.1(t)
Investor	Preamble
Investor Rights Agreement	Recitals
Liens	SECTION 1.3
Losses	SECTION 4.4(a)

Term	Location of Definition
Material Adverse Effect	SECTION 1.4(a)(iv)
Members Agreement	SECTION 1.4(a)(vii)
Notice of Arbitration	SECTION 6.6(b)
Ordinary Shares	Recitals
Permits	SECTION 2.1(n)
Permitted Liens	SECTION 2.1(h)
person	SECTION 6.10(7)
PRC	SECTION 1.3
Pre-Closing Period	SECTION 3.5
Purchased Shares	SECTION 1.1
SEC	SECTION 2.1
SEC Documents	SECTION 2.1
Securities Act	SECTION 2.1(f)
Shareholder Litigation	SECTION 3.7
Threshold Amount	SECTION 4.4(e)
Transaction Documents	Recitals
Tribunal	SECTION 6.6(d)
VIE Agreements	SECTION 6.10(10)

v

THIS SHARE PURCHASE AGREEMENT, dated as of June 22, 2020 (this “Agreement”), is made between GDS Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”) and STT GDC PTE. LTD., a company organized under the laws of the Republic of Singapore (“Investor”).

RECITALS:

A.    The Investment. The Investor intends to subscribe for and purchase from the Company, and the Company intends to issue and sell to the Investor, as an investment in the Company, the securities as described herein. The securities to be purchased at the closing are Class A ordinary shares, par value $0.00005 per share, of the Company (“Ordinary Shares”).

B.    Investor Rights Agreement. At the Closing, the Company and the Investor will enter into an amended Investor Rights Agreement, substantially in the form attached as Exhibit D hereto (the “Investor Rights Agreement”), pursuant to which the Company has agreed to amend certain preemptive and registration rights, under the Securities Act and applicable state securities laws.

C.    Transaction Documents. The term “Transaction Documents” refers to this Agreement and the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; PURCHASE PRICE; AND CLOSINGS

SECTION 1.1.    Purchase. On the terms and subject to the conditions set forth herein, the Investor will purchase from the Company, and the Company will issue and sell to the Investor, 12,923,080 Class A Ordinary Shares (such Ordinary Shares collectively, the “Purchased Shares”).

SECTION 1.2.    Purchase Price. The purchase price per Purchased Share shall be US8.125. The parties agree that the aggregate purchase price (the “Aggregate Purchase Price”) shall be US$105,000,000.

SECTION 1.3.    Closing. Subject to the satisfaction (or, where permissible, waiver) of the conditions to the closing set forth in SECTION 1.4, the closing shall take place at the Hong Kong offices of Simpson Thacher & Bartlett, the People’s Republic of China (the “PRC”), or such other location as agreed by the parties in writing (the “Closing”), on the seventh business day from the date of this Agreement or such other date as agreed by the parties in writing (the date on which the Closing actually occurs, the “Closing Date”). At the Closing, (i) the Company will (A) make entries in its register of members in order to record and give effect to the issue to the Investor of the Purchased Shares, (B) deliver to the Investor a certified copy of the register of members of the Company reflecting the Investor as the holder of the Purchased Shares, free and clear of all liens, adverse rights or claims, charges, options, pledges, covenants, title defects, security interests or other encumbrances of any kind (“Liens”) and (C) deliver all other items required to be delivered pursuant to SECTION 1.4(a), (ii) the Investor shall pay to the Company the Aggregate Purchase Price by wire transfer of immediately available funds in United States dollars to a bank account designated by the Company and (iii) deliver all other items required to be delivered pursuant to SECTION 1.4(b).

SECTION 1.4.    Closing Conditions.

(a)    The obligation of the Investor to consummate the Closing is subject to the fulfillment prior to or contemporaneously with the Closing of each of the following conditions:

(i)    no judgment, injunction, order, ruling, verdict, decree or other similar determinations or finding (a “Governmental Order”) by, before or under the supervision of any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) that would have the effect of prohibiting the Closing or prohibiting or restricting the Investor from owning, voting, or exercising any securities of the Company in accordance with the terms thereof and no lawsuit shall have been commenced by any Governmental Entity seeking to effect any of the foregoing;

(ii)    the representations and warranties of the Company set forth in SECTION 2.1 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except (1) to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date, and (2) any representations and warranties that have “material” or “Material Adverse Effect” qualifications, in which case such representations and warranties shall be true in all respects);

(iii)    the Company shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement;

(iv)    since the date hereof, there shall not have occurred any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or liabilities, or management of the Company and all of its material subsidiaries, consolidated affiliated entities and their subsidiaries (individually, a “Group Company” and, collectively, the “Group Companies”) taken as a whole, or (2) would or would reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement or the other Transaction Documents (“Material Adverse Effect”);

(v)    Conyers Dill & Pearman, special Cayman Islands counsel for the Company, shall have delivered to the Investor their written opinion, dated the Closing Date, in the form set forth in Exhibit A hereto;

(vi)    the Company shall have delivered to the Investor a duly executed Officer’s Certificate in the form set forth in Exhibit B hereto; and

(vii)    the Company shall have delivered a copy of the Investor Rights Agreement in the form set forth in Exhibit C hereto duly executed by the Company.

(b)    The obligation of the Company to consummate the Closing is subject to the fulfillment prior to the Closing of each of the following conditions:

(i)    no Governmental Order by, before or under a Governmental Entity that would have the effect of prohibiting the Closing or prohibiting or restricting the Investor or its Affiliates from owning, voting, or exercising any securities of the Company in accordance with the terms thereof and no lawsuit shall have been commenced by any Governmental Entity seeking to effect any of the foregoing;

(ii)    the representations and warranties of the Investor set forth in SECTION 2.2 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date);

(iii)    the Investor shall have performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under this Agreement;

(iv)    the Investor shall have delivered a copy of the Investor Rights Agreement in the form set forth in Exhibit C hereto duly executed by the Investor;

(v)    the Investor shall have delivered a written consent pursuant to Section 3.13 of the Company’s Sixth Amended and Restated Members Agreement (the “Members Agreement”), dated May 19, 2016, in the form set forth in Exhibit D hereto pursuant to which the Company will be granting registration rights to Gaoling Fund, L.P. (“Gaoling”) and YHG Investment, L.P. (“YHG” and together with Gaoling, the “Hillhouse Entities”) in connection with the Hillhouse Entities’ purchase of ordinary shares of the Company; and

(vi)    the Investor shall have delivered a share subscription letter, in the usual form, duly executed by the Investor.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1.    Representations and Warranties of the Company. Except information publicly disclosed by the Company in the Company Reports filed by it with or furnished to the U.S. Securities and Exchange Commission (the “SEC”), including exhibits and amendments thereto filed and publicly available at least two (2) business days prior to the date hereof, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures of non-specific risk faced by the Company in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature (it being understood that any factual information contained within such sections shall not be excluded), provided, however, that the foregoing exclusion shall not apply to Sections 2.1 (i), (n), (s) and (v) (the “SEC Documents”), where the relevance of the information to a particular representation or warranty is reasonably apparent on the face of such disclosure, the Company represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) to the Investor that:

(a)    Incorporation and Authority. The Company is an exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, is duly licensed or qualified to do business in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. The Company has furnished or made available to the Investor, prior to the date hereof, true, correct and complete copies of the Company’s Amended and Restated Memorandum and Articles of Association, as amended through the date of this Agreement (the “Articles of Association”), including as part of the SEC Documents.

(b)    Group Companies. The Company has disclosed in the SEC Documents a true, complete and correct list of all of its Group Companies. Each Group Company is an entity duly organized, validly existing, duly licensed or qualified to do business and in good standing under the laws of its jurisdiction of organization, and has corporate or other appropriate organizational power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

(c)    Capitalization.

(1)    (1) The authorized share capital of the Company is US$100,100.00, and consists of 1,800,000,000 Class A Ordinary Shares and 200,000,000 Class B ordinary shares and 2,000,000 preferred shares. As of the date hereof, there are 1,148,842,379 Class A Ordinary Shares, 150,000 Series A convertible preferred shares and 67,590,336 Class B ordinary shares outstanding. From the date hereof through the Closing Date, except pursuant to the Transaction Documents and the transactions contemplated hereby and thereby, the Company shall not have (i) issued, approved or agreed the issuance of any Ordinary Shares, or any securities convertible into or exchangeable or exercisable for Ordinary Shares (other than shares issued upon (A) the exercise of share options, share appreciation rights, restricted share units, restricted shares or other share-based awards issued pursuant either to the 2014 Equity Incentive Plan as filed as exhibit 4.21, or to the 2016 Equity Incentive Plan as filed as exhibit 4.31, to the Company’s Annual Report on Form 20-F for the year ended December 31, 2019 (the “Company Share Option Plans”) outstanding on the date of this Agreement or (B) the conversion of any portion of convertible bonds in the aggregate principal amount of US$300 million due June 1, 2025, as such bonds are disclosed in the Company’s Annual Report on Form 20-F for the year ended December 31, 2019), (ii) reserved for issuance any Ordinary Shares or (iii) repurchased or redeemed, or approved or agreed the repurchase or redemption of, any Ordinary Shares or any securities convertible into or exchangeable or exercisable for Ordinary Shares (other than surrender of Ordinary Shares in connection with conversions into American depositary shares (“ADSs”) by holders whose shareholdings are not equally divisible by eight (8), such number being the ratio of Class A Ordinary Shares to each ADS of the Company). As of the date hereof, there are (i) outstanding share options under the Company Share Option Plans underlying an aggregate of 669,000 exercisable Ordinary Shares (each, a “Company Share Option”); (ii) 29,245,256 granted but not vested restricted shares; and (iii) 4,502,852 Ordinary Shares reserved for issuance under the Company Share Option Plans. All of the issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid, in accordance with applicable law, nonassessable and free of preemptive rights. Each Company Share Option was granted in compliance with all applicable laws and all of the terms and conditions of the Company Share Option Plans. Except as set forth elsewhere in this SECTION 2.1(c), the Company does not have and is not bound by any outstanding subscriptions, bonds, debentures, notes, options, warrants, calls, repurchase rights, commitments, agreements or other obligations of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any Ordinary Share or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company (including any rights plan or agreement). The Company has disclosed in the Company Reports all shares of the Company that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company since December 31, 2013 and all dividends or other distributions that have been declared, set aside, made or paid to the shareholders of the Company since that date.

(d)    Authorization.

(1)    The Company has the corporate power and authority to enter into and deliver the Transaction Documents and to carry out its obligations thereunder. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby, including the issuance of Ordinary Shares in accordance with the terms of this Agreement, have been duly authorized by all requisite actions on the part of the Company. The Transaction Documents constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws relating to or affecting creditors’ rights generally and general principles of equity (whether applied in equity or at law) (the “Bankruptcy and Equity Exception”). No approvals or authorizations by the Company’s shareholders are necessary for the execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder or the consummation by the Company of the transactions contemplated thereby, other than as contemplated by the Transaction Documents.

(2)    Neither the execution, delivery and performance by the Company of any of the Transaction Documents, nor the consummation of the transactions contemplated thereby will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of any contract to which the Company or any Group Company is a party, or result in the creation of, any Lien, upon any of the properties or assets of the Company or any Group Company (ii) violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Group Company or any of their respective properties or assets, or (iii) violate, conflict with or result in the breach of any provision of the Articles of Association of the Company or similar organizational documents of the Group Companies or the Members Agreement, in the case of each of clauses (i) and (ii), other than as would not be reasonably expected to have a Material Adverse Effect.

(3)    No notice to, registration, declaration, notification to, or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the execution and delivery of the Transaction Documents or the consummation by the Company of the transactions contemplated thereby.

(e)    Financial Statements. The financial statements of the Company included in the Company Reports (the “Financial Statements”) (1) have been prepared from, and are in accordance with, the books and records of the Group Companies, (2) complied, as of each of their dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared, in all material respects, in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis except as disclosed in such Financial Statements or the notes thereto and (4) present fairly in all material respects the consolidated financial position of the Company and the Group Companies at the dates set forth therein and the consolidated results of operations and cash flows of the Company and the Group Companies for the periods stated therein, subject to (1) the absence of notes and year-end audit and closing adjustments, and (2) the omission of consolidated statements of cash flows and footnote disclosures, each in the case of each unaudited interim report filed as an exhibit to Form 6-K.

(f)    Reports. Since December 31, 2019, the Company has filed all reports, registrations, documents, filings, statements, schedules and submissions together with any required amendments thereto, that it was required to file with the SEC (the foregoing, collectively, the “Company Reports”) and have paid all fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. Each Company Report, including the documents incorporated therein by reference, when it was filed with or furnished to the SEC, did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated within or necessary in order to make the statements made in it, in the light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s financial condition is, in all material respects, as described in the Company Reports, except for changes in the ordinary course of business.

(g)    Internal Controls and Procedures. The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management. The Company has no knowledge of any reason that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, if and when next due.

(h)    Properties and Leases. Except for any Permitted Liens, the Company and each Group Company have good title or usage rights free and clear of any Liens to all the real and personal property that are material to their respective businesses, other than as would be reasonably expected to have a Material Adverse Effect, which are reflected in the Company’s consolidated balance sheet as of December 31, 2019 included in the Company’s Annual Report on Form 20-F for the period then ended, and all real and personal property that are material to their respective businesses acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business and other than as would be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, “Permitted Liens” means (i) Liens for taxes and other governmental charges and assessments arising in the ordinary course which are not yet due and payable, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, (iii) any Lien that may arise by operation of law, (iv) Liens under the Company’s existing loan facilities, and (v) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection and other than as would be reasonably expected to have a Material Adverse Effect. All leases of real property and all other leases pursuant to which the Company or such Group Company, as lessee, leases real or personal property, which are material to their respective businesses, are valid and effective in all material respects in accordance with their respective terms and there is not, under any such lease, any existing material default by the Company or such Group Company, in each case other than as would be reasonably expected to have a Material Adverse Effect.

(i)    Tax. The Company and each Group Company have timely prepared and filed all tax returns required to have been filed by the Company with the appropriate Government Entities and timely paid all taxes shown thereon or otherwise owed by it, except as would not be reasonably expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and each Group Company in respect of taxes for all fiscal period are adequate in all material respects, and there are no material unpaid assessments against the Company or any Group Company. All taxes and other assessments and levies that the Company or any Group Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Entity or third party when due. There are no tax Liens or claims pending against the Company, any Group Company or any of their assets or property, other than Permitted Liens. There are no tax audits or investigations pending, which if adversely determined would result in a Material Adverse Effect. The Company does not expect to be classified as a passive foreign investment company, as defined in Section 1297 of United States Internal Revenue Code of 1986, as amended, for the current taxable year or in future taxable years. The Company is, and has been since its inception, treated as a corporation for U.S. federal income tax purposes.

(j)    Absence of Certain Changes. Since December 31, 2019, the business and operations of the Company and the Group Companies have been conducted in the ordinary course of business consistent with past practice, and there has not been any Material Adverse Effect or any change in any method of accounting or accounting policies by the Company or any of the Group Companies.

(k)    Related Party Transaction. Other than as disclosed in Schedule 1 hereto or in the SEC Documents, there are no material transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions between the Company or any Group Companies, on the one hand, and the Company, any current or former director or executive officer of the Company or any Group Companies or any person who Beneficially Owns 5% or more of the Ordinary Shares (or any of such person’s immediate family members or Affiliates) (other than Group Companies), on the other hand.

(l)    Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action which would subject the offering, issuance, or sale of any of the Purchased Shares to be issued to the registration requirements of the Securities Act.

(m)    Litigation and Other Proceedings. There is no pending or, to the knowledge of the Company, threatened, any material claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding against the Company or any Group Company or any director or officer thereof (in their capacity as such) that involves a claim that is or that, if adversely determined, would result in a Material Adverse Effect or that would reasonably be expected to have the effect of making illegal, enjoining or otherwise prohibiting or preventing the transactions contemplated by this Agreement. Neither the Company nor any Group Company is subject to any material Governmental Order, nor are there any proceedings with respect to the foregoing pending, or to the knowledge of the Company, threatened.

(n)    Compliance with Laws and Other Matters; Insurance. The Company and each Group Company has conducted its business in compliance with all applicable laws in all material respects and all applicable requirements of the NASDAQ. The Company is not in material violation of any listing requirements of the NASDAQ and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of its ADSs from the NASDAQ in the foreseeable future. The Company and each Group Company have all material permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) of, and have made all material filings, applications and registrations with, any Governmental Entity that are required in order to carry on their business as presently conducted; and all such Permits are in full force and effect in all material respects and all such filings, applications and registrations are current in all material respects.

(o)    Labor. There is no strike or material labor dispute pending between the Company or any of the Group Companies and its employees. Each of the Company and the Group Companies are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

(p)    Status of Securities. The Ordinary Shares to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such Ordinary Shares will be validly issued, fully paid and nonassessable, and will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company, nor will such issuance result in the violation or triggering of any price-based antidilution adjustments under any agreement to which the Company or any Group Company is a party.

(q)    Investment Company. Neither the Company nor any of the Group Companies is an “investment company” as defined under the Investment Company Act of 1940, as amended, and neither the Company nor any of the Group Companies sponsors any person that is such an investment company.

(r)    Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor any Group Company, nor any of their respective directors, officers, agents, affiliates, employees or any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable PRC, foreign, U.S. federal, or state legal requirement, (ii) has, in violation of any applicable laws and regulations, made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. The Company and each Group Company have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(s)    Environmental Liability. Except as has not had and would not be reasonably expected to have a Material Adverse Effect, the Company and each Group Company are in compliance with all applicable Environmental Laws. For purposes of this Agreement, “Environmental Law” means any law, regulation, order, decree, common law or agency requirement relating to the protection of the environment or human health and safety.

(t)    Intellectual Property.

(1)    (i) The Company and the Group Companies own or have a valid license to use all material Intellectual Property used in or necessary to carry on their business as currently conducted, and (ii) such Intellectual Property referenced in clause (i) above is valid, subsisting and enforceable except as would not be reasonably expected to have a Material Adverse Effect, and is not subject to any material outstanding order, judgment, decree or agreement adversely affecting the Company’s or the Group Companies’ use of, or rights to, such Intellectual Property. The Company and the Group Companies have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged following the consummation of the transactions contemplated by this Agreement other than as would not be reasonably expected to have a Material Adverse Effect.

(2)    There have been no claims made and, to the knowledge of the Company, no pending claims made asserting the invalidity, misuse or unenforceability of any Intellectual Property owned or used by the Company or any Group Company other than as would not be reasonably expected to have a Material Adverse Effect. Neither the Company nor any Group Company has received any notice of infringement or misappropriation of, or any conflict with, the rights of others with respect to any Intellectual Property other than as would not be reasonably expected to have a Material Adverse Effect. The conduct of the business of the Company and any Group Company has not infringed, misappropriated or conflict with any intellectual property rights of any third party other than as would not be reasonably expected to have a Material Adverse Effect. To the Company’s knowledge, no third party has materially infringed, misappropriated or otherwise violated the Intellectual Property rights of the Company or the Group Companies. The Company and the Group Companies have taken reasonable measures to protect the material Intellectual Property owned by or licensed to the Company or any of the Group Companies.

“Intellectual Property” shall mean all trademarks, service marks, brand names, trade names, slogans, logos domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights; and computer software (including without limitation, source code, executable code, data, databases and documentation thereof).

(u)    Brokers and Finders. Other than the Company’s engagement of J.P. Morgan, neither the Company nor any Group Company nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Group Company in connection with the Transaction Documents or the transactions contemplated hereby and thereby.

(v)    VIE Agreements. Each of the VIE Agreements has been duly authorized, executed and delivered by the parties thereto, and constitutes valid and binding obligations of the parties thereto, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception, and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of the VIE Agreements. The VIE Agreements are adequate to enable the financial statements of each Group Company that is a party to a VIE Agreement to be consolidated with those of the Company in accordance with U.S. GAAP. The Company has furnished or made available to the Investor, prior to the date thereof, true, correct and complete copies of all VIE Agreements, including as part of the SEC Documents.

(w)    No Undisclosed Liabilities. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of the Group Companies has any liabilities or obligations of a type required to be reflected on a balance sheet in accordance with GAAP, other than (i) liabilities or obligations disclosed and provided for in the Financial Statements or in the notes thereto or in the balance sheet as of March 31, 2020 as included in the Company Reports, (ii) liabilities or obligations that have been incurred by the Company or the Group Companies since December 31, 2019 in the ordinary course of business or (iii) liabilities or obligations arising under or in connection with the transactions contemplated by this Agreement.

SECTION 2.2.    Representations and Warranties of the Investor. The Investor hereby represents and warrants as of the date hereof and as of the Closing Date to the Company that:

(a)    Organization and Authority. The Investor is a Singapore limited liability company, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b)    Authorization.

(1)    The Investor has the corporate power and authority to enter into and deliver each of the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by the Investor and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Investor. This Agreement constitutes the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(2)    Neither the execution, delivery and performance by the Investor of any of the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under any material contract to which the Investor is a party, or (ii) violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Investor or any of its properties or assets, in the case of each of clauses (i) and (ii), other than as would not be reasonably expected to materially impair the ability of the Investor to perform its obligations under this Agreement or the other Transaction Documents or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(3)    No notice to, registration, declaration, notification or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is required on the part of the Investor for the execution and delivery of the Transaction Documents by the Investor or the consummation by the Investor of the transactions contemplated thereby.

(c)    Regulation S. The Investor (i) represents that it is not a “U.S. person,” as defined under Regulation S of the Securities Act (a “U.S. Person”), and is not acquiring the Purchased Shares for the account or benefit of a U.S. Person, (ii) agrees to resell the Purchased Shares only (a) in accordance with the provisions of Regulation S, (b) pursuant to registration under the Securities Act, or (c) pursuant to an available exemption from registration, and (iii) agrees not to engage in hedging transactions with regard to the Purchased Shares unless in compliance with the Securities Act. Neither the Investor nor its Affiliates (for purposes of this paragraph as defined in Regulation 501 under the Securities Act), nor any Persons acting on such Investor’s or its Affiliates’ behalf, has engaged or will engage in any directed selling efforts with respect to any Purchased Shares, and such Investor, its Affiliates, and any Person acting on such Investor’s or its Affiliates’ behalf, have complied and will comply with the offering restrictions requirement of Regulation S.

(e)    Existing Ownership. The Investor does not legally or Beneficially Own or control, directly or indirectly, any shares, convertible debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any shares or convertible debt in the Company, or have any agreement, understanding or arrangement to acquire any of the foregoing, except with respect to such Purchased Shares as to be purchased by the Investor pursuant to the transactions contemplated herein.

ARTICLE III

COVENANTS

SECTION 3.1.    Expenses. Each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated under this Agreement.

SECTION 3.2.    Confidentiality. Each party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party, or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants, and advisors. If a party is required to disclose any Information to a Governmental Entity in accordance with this SECTION 3.3, the disclosing party shall notify the other party prior to making any such disclosure by providing the other party with the text of the disclosure requirement and draft disclosure at least 24 hours prior to making any such disclosure, and will narrow the draft disclosure to the extent the other party reasonably requests.

SECTION 3.3.    Representations and Warranties. Prior to the Closing, the Company shall promptly provide the Investor with written notice of the occurrence of any circumstance, event, change, development or effect occurring after the date hereof and relating to the Company or any Group Company of which the Company has knowledge or, in the reasonable judgment of the Company, may otherwise cause or render any of the representations and warranties of the Company set forth in SECTION 2.1 of this Agreement to be inaccurate in any material respect.

SECTION 3.4.    Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to SECTION 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Group Company to, (i) conduct its business in the ordinary course consistent with past practice, including customary financing arrangements and facilities, (ii) use commercially reasonable efforts to preserve intact its current business organizations and its rights and permits issued by Governmental Entities, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, Governmental Entities and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired, and (iii) not take any action that would reasonably be expected to materially adversely affect or materially delay the consummation of the transactions contemplated by the Transaction Documents.

SECTION 3.5.    Commercially Reasonable Efforts. Each of the Investor and the Company will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) all acts reasonably necessary to cause the conditions to Closing to be satisfied; (b) the obtaining of all necessary actions or no actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (c) the obtaining of all necessary consents, approvals or waivers from third parties; and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

SECTION 3.6.    Shareholder Litigation. The Company shall promptly inform the Investor of any claim, action, suit, arbitration, mediation, demand, hearing, investigation or proceeding (“Shareholder Litigation”) against the Company or any of the past or present executive officers or directors of the Company that is threatened or initiated by or on behalf of any shareholder of the Company in connection with or relating to the transactions contemplated hereby. The Company shall consult with the Investor and keep the Investor informed of all material filings and developments relating to any such Shareholder Litigation.

ARTICLE IV

ADDITIONAL AGREEMENTS

SECTION 4.1.    Compliance with Laws.

(a)    The Investor acknowledges that it is aware of, and that will advise its representatives of, the restrictions imposed by applicable United States and other applicable jurisdictions’ securities laws with respect to trading in securities while in possession of material non-public information relating to the issuer of such securities and on communication of such information when it is reasonably foreseeable that the recipient of such information is likely to trade such securities in reliance on such information.

SECTION 4.2.    Legend.

(a)    The Investor agrees that all certificates or other instruments representing the securities subject to this Agreement (if any such certificates are issued) will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. ANY ATTEMPT TO TRANSFER, SELL, OFFER TO SELL, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF THIS INSTRUMENT IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.”

(b)    Upon request of the Investor, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, the Company shall promptly cause the legend to be removed from any certificate for any securities. The Investor acknowledges that the Purchased Shares have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Purchased Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

SECTION 4.3.    Indemnity.

(a)    The Company agrees to indemnify and hold harmless the Investor and its Affiliates and each of their respective officers, directors, partners, members, managers, employees and agents, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, judgments, amounts paid in settlement and other reasonable costs and expenses (including reasonable attorney’s fees and related costs) incurred by such party (collectively, “Losses”) arising out of or resulting from (i) any inaccuracy in or breach of any of the Company’s representations or warranties in SECTION 2.1 of this Agreement, and (ii) the Company’s breach of any of the agreements or covenants made by the Company under this Agreement. In calculating the amount of any Losses hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party (as defined below) with respect to such Losses, if any, net of any actual costs or expenses incurred in connection with securing or obtaining such proceeds or payments.

(b)    The Investor agrees to indemnify and hold harmless each of the Company and its Affiliates and each of their respective officers, directors, partners, members, managers, employees and agents, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (i) any inaccuracy in or breach of any of the Investor’s representations or warranties in SECTION 2.2 of this Agreement or (ii) the Investor’s breach of any of the agreements or covenants made by the Investor under this Agreement.

(c)    A party entitled to indemnification hereunder (an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this SECTION 4.3 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. No claim for indemnification may be asserted against any Indemnifying Party for breach of any representation, warranty, covenant or agreement contained herein unless written notice of such claim is received by such Indemnifying Party on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or proceeding is based ceases to survive as set forth in SECTION 6.1. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at the cost and expense of the Indemnifying Party, counsel and conduct the defense thereof; provided, however, that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for the Indemnified Parties, taken together with regard to any single action or group of related actions, upon agreement by the Indemnified Parties and the Indemnifying Party. If the Indemnifying Party assumes the defense of any claim, the Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Parties relating to the claim, and the Indemnified Parties shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without any Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(d)    For purposes of the indemnity contained in SECTION 4.3(a)(i) and SECTION 4.3(b)(i), all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, shall be disregarded in determining the amount of Losses in respect of any breach of any representation or warranty.

(e)    The Company shall not be required to indemnify the Indemnified Parties pursuant to SECTION 4.3(a)(i) (other than the Fundamental Representations), disregarding all qualifications or limitations set forth in its representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, (i) with respect to any claim for indemnification if the amount of Losses with respect to such claim are less than $100,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (ii) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to SECTION 4.4(a)(i) exceed $1,000,000 (the “Threshold Amount”), in which event the Company shall be responsible for the entire amount of such Losses. The Investor shall not be required to indemnify the Indemnified Parties pursuant to SECTION 4.4(b)(i) (other than the Fundamental Representations), disregarding all qualifications or limitations set forth in the representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, (i) with respect to any De Minimis Claim and (ii) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to SECTION 4.3(b)(i) exceed the Threshold Amount, in which event the Investor shall be responsible for the entire amount of such Losses. Notwithstanding anything in this SECTION 4.3 or in this Agreement provided otherwise, the aggregate total liability of the Company under SECTION 4.3(a)(i) and SECTION 4.3(a)(ii) shall not exceed one hundred percent (100%) of the Aggregate Purchase Price. Notwithstanding anything in this SECTION 4.3 or in this Agreement provided otherwise, the aggregate total liability of the Investor under SECTION 4.3(b) shall not exceed one hundred percent (100%) of the Aggregate Purchase Price. Absent a showing of fraud by a party, and assuming the Closing has occurred, the indemnification obligation of a party under this SECTION 4.3 shall be the sole remedy of any other party against such party for monetary damages for breach of any representation or warranty or covenant contained in this Agreement. Nothing herein shall limit a party’s right to seek injunctive or other equitable relief in connection with the enforcement of this Agreement.

(f)    The obligations of the Indemnifying Party under this SECTION 4.3 shall survive the transfer or redemption of the Ordinary Shares issued pursuant to this Agreement, or the Closing or termination of this Agreement; provided that in the event of any transfer of the Ordinary Shares to a third party that is not an Affiliate of the transferor, the Indemnifying Party shall have no obligations under this SECTION 4.3 to such transferee. The indemnity provided for in this SECTION 4.3 is in addition to, and not in derogation of, any statutory, equitable or common law remedy that any party may have with respect to a breach of the provisions hereof, any other agreement or contract or the transactions contemplated by this Agreement. The Company and the Investor and their Affiliates have and retain all other rights and remedies existing in their favor at law or equity, including without limitation, any actions for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provisions of this Agreement. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof. The indemnification rights contained in this SECTION 4.3 are not limited or deemed waived by any investigation or knowledge by the Indemnified Party prior to or after the date hereof.

(g)    Any indemnification payments pursuant to this SECTION 4.3 shall be treated as an adjustment to the investment amount for the Purchased Shares for U.S. federal income and applicable state and local tax purposes, unless a different treatment is required by applicable law.

SECTION 4.4.    Investor Rights. At the Closing, the Company, the Investor and the other parties thereto will each enter into the Investor Rights Agreement, substantially in the form attached as Exhibit D hereto.

SECTION 4.5.    Regulatory Matters. Notwithstanding anything in this Agreement to the contrary, neither the Investor or its Affiliates nor the Company shall be required (a) to modify or limit its operations or commercial practices; (b) to modify or limit its governance, structure, or compensation arrangements; (c) to modify the terms of this Agreement, including, for the avoidance of doubt, the terms or the amount of the Purchased Shares to be delivered by the Company under this Agreement; (d) to become subject to or otherwise permit or accept any other condition, limitation, restriction, or restraint that would reasonably be expected to adversely affect (with respect to the Investor or its Affiliates) any material financial term of the transactions contemplated by this Agreement or the anticipated benefits or burdens to the Investor and its Affiliates or the Company of the transactions contemplated hereby; (e) to propose, agree, or accept any of the items described in clauses (a) through (d) as a condition to receiving any regulatory or governmental approval or consent (each of clauses (a) through (e), a “Burdensome Condition”).

ARTICLE V

TERMINATION

SECTION 5.1.    Termination. This Agreement may be terminated prior to the Closing:

(a)    by mutual written consent of the Investor and the Company;

(b)    by the Company, upon written notice to the Investor, in the event that any of the conditions of Closing set forth in SECTION 1.4(b) are not satisfied, or waived by the Company, on or before the thirtieth day after the date hereof; provided, however, that the right to terminate this Agreement pursuant to this SECTION 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)    by the Investor, upon written notice to the Company, in the event that the conditions of Closing set forth in SECTION 1.4(a) are not satisfied, or waived by the Investor, on or before the seventh business day after the date hereof; provided, however, that the right to terminate this Agreement pursuant to this SECTION 5.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(d)    by the Company, upon written notice to the Investor, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable.

SECTION 5.2.    Effects of Termination. In the event of any termination of this Agreement as provided in SECTION 5.1, this Agreement (other than SECTION 3.2, SECTION 3.3, SECTION 4.3, this SECTION 5.2, ARTICLE VI (other than SECTION 6.1) and all applicable defined terms, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for willful breach of this Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1.    Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of twelve (12) months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect; provided that the representations and warranties in SECTION 2.1(a), SECTION 2.1(c), SECTION 2.1(d), SECTION 2.2(a), and SECTION 2.2(b) (collectively, the “Fundamental Representations”) shall survive indefinitely and the representations and warranties in SECTION 2.1(i) and SECTION 2.1(s) shall survive until ninety (90) days after the expiration of the applicable statutory periods of limitations. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

SECTION 6.2.    Amendment. No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

SECTION 6.3.    Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

SECTION 6.4.    Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Copies of executed signature pages to this Agreement may be delivered by facsimile or electronic mail (“e-mail”) and such copies will be deemed as sufficient as if actual signature pages had been delivered.

SECTION 6.5.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflict of law principles.

SECTION 6.6.    Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) in the following manner:

(a)    The Arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”);

(b)    The Arbitration shall be procedurally governed by the HKIAC Administered Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration, which are deemed to be incorporated by reference and may be amended by this Section 6.6;

(c)    The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;

(d)    A Dispute subject to Arbitration shall be determined by a panel of three (3) arbitrators (the “Tribunal”). One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one (1) claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one (1) respondent party, by mutual agreement among the respondent parties). The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator. If the claimant party or the respondent party fails to nominate its arbitrator within thirty (30) days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within thirty (30) days of the nomination of the respondent-nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and

(e)    The parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing. The arbitral award is final and binding upon the parties to the Arbitration.

SECTION 6.7.    Waiver of Jury Trial EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 6.8.    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or upon confirmation of receipt if delivered by facsimile or e-mail, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as follows:

(a)	If to the Investor:

STT GDC Pte. Ltd.

Address:         [1 Temasek Avenue

#33-01 Millenia Tower

Email: jenkeet_chan@sttelemedia.com]

Facsimile:       [+65 9720 7220]

Attention:        Company Secretary

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

Address:        9 Raffles Place, #42-02 Republic Plaza, Singapore 048619

Email: Michael.Sturrock@lw.com

Facsimile:

Attention:        Michael Sturrock, Esq.

(b)	If to the Company:

GDS Holdings Limited

F4/F5, Building C, Sunland International,

No. 999 Zhouhai Road,

Pudong, Shanghai 200137

People’s Republic of China

Attn: Andy Li, General Counsel and Company Secretary

Email: andyli@gds-services.com

Facsimile: +86 21 2033 0202

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

ICBC Tower, 35/F

3 Garden Road, Central

Hong Kong SAR

Attn: Daniel Fertig

Facsimile: +852 2689-7694

E-mail: dfertig@stblaw.com

SECTION 6.9.    Entire Agreement, Etc. This Agreement (together with all the Exhibits and Schedules hereto and certificates and other written instruments delivered in connection from time to time on and following the date hereof) and the existing investor rights agreement between the Company and Investor and the Member’s Agreement constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof, and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties and obligations between the parties with respect to the subject matter hereof and thereof. Each party expressly represents that it is not relying on any oral or written representation, warranties, covenants or agreements outside of this Agreement (which includes all Exhibits and Schedules hereto). The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and their permitted assigns. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any party hereto without the prior express written consent of the other party hereto. Any purported assignment in violation of this SECTION 6.9 shall be null and void.

SECTION 6.10.    Definitions. For purposes hereof, terms, when used herein with initial capital letters, shall have the respective meanings given to them in the respective Sections set forth in the index of defined terms at the beginning of this Agreement. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. When used herein:

(1)    the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(2)    the word “or” is not exclusive;

(3)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(4)    the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(5)    the words “it” or “its” are deemed to mean “him” or “her” and “his” or “her,” as applicable, when referring to an individual;

(6)    “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the PRC generally are authorized or required by law or other governmental actions to close;

(7)    “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(8)    “Beneficially Own” and “Beneficial Ownership” are defined in Rules 13d-3 and 13d-5 of the Exchange Act;

(9)    “Group Companies” means the Company and all of its material subsidiaries, consolidated affiliated entities and their subsidiaries (individually, a “Group Company” collectively, the “Group Companies”).

(10)    “knowledge of the Company” or “Company’s knowledge” means the actual knowledge, after due inquiry, of the executive officers of the Company; and

(11)    “VIE Agreements” means, collectively, the contracts and instruments, which enable the Company to control and consolidate with its financial statements each Group Company and its Affiliates in respect of which at least a majority of the equity is not directly held but is controlled by the Company.

SECTION 6.11.    Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

SECTION 6.12.    Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision.

SECTION 6.13.    No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer or shall confer upon any person other than the express parties hereto, any benefit, right or remedies. The representations and warranties set forth in Article II and the covenants set forth in Articles III and IV have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; and (b) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

SECTION 6.14.    Public Announcements. Without limiting any other provision of this Agreement, the parties hereto, to the extent permitted by applicable law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and agree on any press release or public statement with respect to this Agreement (which includes the Exhibits and Schedules hereto) and the transactions contemplated hereby and the ongoing business relationship among the parties hereto and thereto. The parties hereto will not issue any such press release or make any such public statement without the prior written consent of the other party, except as may be required by law or any listing agreement with or requirement of the NASDAQ or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable law or any listing agreement with or requirement of the NASDAQ or any other applicable securities exchange, inform the other party about the disclosure to be made pursuant to such requirements prior to the disclosure.

SECTION 6.15.    Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

*   *   *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

GDS HOLDINGS LIMITED

By:	/s/ William Wei Huang
Name:	William Wei Huang
Title:	Chairman and CEO

Signature Page to Share Purchase Agreement

STT GDS Pte. Ltd.

By:	/s/ Bruno Lopez
Name:	Bruno Lopez
Title:	Group CEO, STT GDC

Signature Page to Share Purchase Agreement

SCHEDULE 1: Disclosure Schedule

On or around the date hereof, GDS will enter into a Share Purchase Agreement with Gaoling Fund, L.P. an exempted limited partnership organized under the laws of the Cayman Islands (“Gaoling”) and YHG Investment, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“YHG” and together with Gaoling, the “Hillhouse Entities”) pursuant to which each of Gaoling and YHG will purchase from the Company, and the Company will issue and sell to Gaoling and YHG, respectively, 47,100,992 ordinary shares and 2,129,776 ordinary shares, on substantially the same terms as those of the Investment. On or around the Closing Date, pursuant to an Investor Rights Agreement, GDS will grant to the Hillhouse Entities registration rights with respect to the ordinary shares the Hillhouse Entities will purchase.

EXHIBIT A: Form of Opinion of Cayman Islands Counsel

EXHIBIT B: Form of Officer’s Certificate from the Company

OFFICER’S CERTIFICATE

[●], 2020

The undersigned, the Chief Executive Officer of GDS Holdings Limited, a Cayman Islands exempted company (the “Company”), pursuant to SECTION 1.4(a)(vi) of the Share Purchase Agreement, dated as of June [22], 2020 (the “Agreement”) by and among STT GDC Pte. Ltd. (the “Investor”) and the Company, hereby certifies to the Investor that:

1.    The Company has performed in all material respects all obligations required to be performed by it at or prior to or contemporaneously with the Closing under the Agreement.

2.    The representations and warranties of the Company set forth in SECTION 2.1 of the Agreement were true and correct in all material respects as of the date of the Agreement and are true and correct in all material respects as of the Closing (except (i) to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date and (ii) any representations and warranties that have “material” or “Material Adverse Effect” qualifications, in which case such representations and warranties shall be true in all respects).

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate solely in such respective capacity and not in an individual capacity as of this      day of             , 2020.

By:
Name:
Title:

EXHIBIT C: Form of Investor Rights Agreement

STRICTLY CONFIDENTIAL

INVESTOR RIGHTS AGREEMENT

dated as of June     , 2020

between

GDS HOLDINGS LIMITED

And

STT GDC PTE. LTD.

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Section 6.11	Counterparts	12
Section 6.12	Aggregation of Shares	12
Section 6.13	Specific Performance	12
Section 6.14	Amendment; Waiver	13
Section 6.15	Public Announcements	13

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INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of June     , 2020 by and among GDS Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), and STT GDC Pte. Ltd., a company organized under the laws of the Republic of Singapore (“Investor”).

RECITALS

WHEREAS, Investor is a holder of 424,120,604 class A ordinary shares, par value US$0.00005 per share, of the Company (the “Class A Ordinary Shares”), and is a long term business partner of the Company;

WHEREAS, the Company intends to issue and sell to each of Gaoling Fund, L.P. an exempted limited partnership organized under the laws of the Cayman Islands (“Gaoling”), and YHG Investment, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“YHG” and together with Gaoling, the “Hillhouse Entities”), and each of Goaling and YHG intends to respectively subscribe for and purchase from the Company 47,100,992 Class A ordinary shares and 2,129,776 Class A ordinary shares, par value $0.00005 per share, of the Company (the “Subject Shares”) (the “Hillhouse Subscription”);

WHEREAS, at the closing of the Hillhouse Subscription, the Company and the Hillhouse Entities will enter into an Investor Rights Agreement pursuant to which the Company has agreed to provide certain registration rights with respect to the Subject Shares issued and sold to the Hillhouse Entities, under the Securities Act and applicable state securities laws (the “Hillhouse Registration Rights”);

WHEREAS, pursuant to Section 3.13 of the Company’s Sixth Amended and Restated Members Agreement dated May 19, 2016 (the “Members Agreement”), the consent of the Investor is required for the provision by the Company to the Hillhouse Entities of the Hillhouse Registration Rights (the “Investor Consent”);

WHEREAS, as a condition to the Investor granting the Investor Consent, the Company and the Investor have agreed to enter into this Agreement; and

WHEREAS, the Company and Investor also seek to continue their business cooperation pursuant to the terms and conditions herein;

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“ADS” means American Depositary Shares, each of which represents eight (8) Class A Ordinary Shares of the Company;

“Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (ii) in the case of a Shareholder, shall include (A) any Person who holds shares as a nominee for such Shareholder, (B) any shareholder of such Shareholder, (C) any Person which has a direct and indirect interest in such Shareholder (including, if applicable, any general partner or limited partner) or any fund manager thereof; (D) any Person that directly or indirectly controls, is controlled by, under common control with, or is managed by such Shareholder or its fund manager, (E) the relatives of any individual referred to in (B) above, and (F) any trust controlled by or held for the benefit of such individuals. For the purpose of this definition, “control” (and correlative terms) shall mean the direct or indirect power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person, provided that the direct or indirect ownership of twenty-five percent (25%) or more of the voting power of a Person is deemed to constitute control of that Person, and provided further that in respect of the Investor, its Affiliates shall mean Singapore Technologies Telemedia Pte. Ltd. and its Subsidiaries;

“Agreement” has the meaning set forth in the Preamble;

“Arbitration” has the meaning set forth in Section 6.6;

“Articles” means the Company’s Articles of Association, as amended from time to time;

“Board” and “Board of Directors” means the Board of Directors of the Company;

“Business Day” has the meaning as defined in the Articles;

“Class A Ordinary Shares” has the meaning set forth in the Recitals;

“Class B Ordinary Shares” means class B ordinary shares, par value US$0.00005 per share of the Company;

“Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or other governmental agency administering the securities laws in the jurisdiction in which the Company’s securities are registered or being registered;

“Company” has the meaning set forth in the Preamble;

“Company Options” has the meaning set forth in Section 4.6(a);

“Confidential Information” has the meaning set forth in Section 6.1;

“Director(s)” means the director(s) of the Company;

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“Dispute” has the meaning set forth in Section 6.6;

“Email” has the meaning set forth in Section 6.3;

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing;

“Exempt Transaction” has the meaning set forth in Section 4.1;

“HKIAC” has the meaning set forth in Section 6.6(a);

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Investor” has the meaning set forth in the Preamble;

“Investor Ownership Percentage” means thirty-five percent (35%).

“Nasdaq” means the Nasdaq Global Select Market;

“New Securities” has the meaning set forth in Section 4.6;

“Notice of Arbitration” has the meaning set forth in Section 6.6(b);

“Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares;

“Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company or which represents Ordinary Shares of the Company, including ADSs;

“Participation Notice” has the meaning set forth in Section 4.2;

“Permitted Transferee” has the meaning set forth in Section 6.9;

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

“register,” “registered” and “registration” means (i) a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement, or (ii) in the context of a public offering in a jurisdiction other than the United States, a registration, qualification or filing under the applicable securities laws of such other jurisdiction;

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“Securities” means any Ordinary Share or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company;

“Securities Act” means the United States Securities Act of 1933 as amended from time to time, also referred to herein as the “Act”;

“Shareholder” or “Shareholders” means Persons who hold the Ordinary Shares from time to time;

“Subsidiary” means, with respect to any Person that is a legal entity, any corporation, partnership, trust or other entity of which such Person directly or indirectly owns at the time shares or interests representing a majority of the voting power of such corporation, partnership, trust or other entity; and

“Tribunal” has the meaning set forth in Section 6.6(d).

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) references to a Person are also to its successors and permitted assigns; and

(g) the use of the term “or” is not intended to be exclusive.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to Investor, each of which is true and correct on the date hereof:

Section 2.1 Power; Authorization; Enforceability.

(a) The Company is duly incorporated and validly existing under the laws of the Cayman Islands.

(b) The Company has all requisite corporate (or similar) power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement has been duly authorized by all necessary corporate (or similar) action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Investor, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

Section 2.2 No Conflicts.

(a) The execution and delivery by the Company of this Agreement does not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets Company under, any provision of (i) the constitutional documents of the Company, or (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which the Company is a party or by which any of its properties or assets is bound, other than, in the case of clause (ii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor hereby makes the following representations and warranties to the Company, each of which is true and correct on the date hereof:

Section 3.1 Power; Authorization; Enforceability.

(a) Investor is duly organized and validly existing under the laws of the jurisdiction in which it is organized.

(b) Investor has all requisite corporate (or similar) power and authority to execute and deliver this Agreement. The execution and delivery by Investor of this Agreement have been duly authorized by all necessary corporate (or similar) action on the part of Investor. Investor has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

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Section 3.2 No Conflicts.

(a) The execution and delivery by Investor of this Agreement does not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Investor under, (i) any provision of the organizational documents of Investor, or (ii) any Contract to which Investor is a party or by which any of its properties or assets is bound, other than, in the case of clause (ii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Investor to perform its obligations under this Agreement.

ARTICLE IV

PREEMPTIVE AND REGISTRATION RIGHTS

Section 4.1 General. Subject to applicable law and regulations, at any time within eighteen (18) months following the date hereof, in the event the Company proposes to undertake any allotment and issuance of New Securities (as defined below) in a transaction not subject to the registration requirements of the Commission, including under the Securities Act (each such transaction, an “Exempt Transaction”), the Company hereby undertakes to the Investor that it shall not undertake such allotment and issuance of New Securities unless it first delivers to the Investor a Participation Notice and complies with the provisions set forth in this Section 4.

Section 4.2 Participation Notice. Prior to any allotment and issuance of New Securities (in a single transaction or a series of related transactions) in an Exempt Transaction, the Company shall give to the Investor a written notice of its intention to issue New Securities (the “Participation Notice”), describing the amount and type of New Securities, the price, price range or pricing mechanism (as applicable and as practicable) and the general terms upon which the Company proposes to issue such New Securities, and the Investor’s Pro Rata Share of such New Securities (as determined in accordance with Section 4.5). Such Participation Notice may be provided in advance of or following the entry by the Company into a definitive agreement contemplating the issuance and allotment of the New Securities.

Section 4.3 Exercise of Pre-emptive Right.

(a) The Investor shall have five (5) Business Days from the date of receipt of any such Participation Notice to irrevocably elect in writing to purchase up to the Investor’s Pro Rata Share (as defined below) of such New Securities for the price, price range or pricing mechanism, and upon the terms and conditions specified in the Participation Notice, by giving a written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed the Investor’s Pro Rata Share). Investor’s purchase of its Pro Rata Share of New Securities may be a portion of the initially contemplated amount of New Securities sold to the other recipients as initially contemplated, or may be an amount in addition to the initially contemplated amount of New Securities sold to the other recipients as initially contemplated, as determined by the Company.

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(i) The price payable for any purchase of additional New Securities pursuant to this Article IV shall be the same as the price offered to and payable by all other investors participating in such issuance.

(b) If the Investor fails to so elect to purchase any of its Pro Rata Share of the New Securities in writing within such five (5) Business Day period, then the Investor shall forfeit the right hereunder to purchase such Pro Rata Share of the New Securities, but shall not be deemed to forfeit any right with respect to any future issuance of New Securities.

(c) Notwithstanding anything to the contrary in this Section 4, any purchase by Investor of its Pro Rata Share of any New Securities must be in compliance with the Company’s insider trading policies and procedures, and the Company shall exercise commercially reasonable efforts to enable Investor to engage in such purchase in compliance with the Company’s insider trading policies and procedures.

Section 4.4 Issuance by the Company. Upon the expiration of the five (5) Business Days following the delivery of the Participation Notice to the Investor, the Company shall have one hundred and twenty (120) days thereafter to complete the issuance of the New Securities described in the Participation Notice to the Investor (subject to the Investor’s exercise of its pre-emptive rights with respect to such issuance) and any other Person, at the price and upon terms set forth in the Participation Notice. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Investor in the manner provided in this Section 4.

Section 4.5 Pro Rata Share. The Investor’s “Pro Rata Share,” for purposes of this Section 4, shall be the product obtainable by multiplying (i) the total number of New Securities, by (ii) the Investor Ownership Percentage, subject to rounding to avoid fractional shares.

Section 4.6 New Securities. For purposes hereof, and notwithstanding anything to the contrary in this Section 4, “New Securities” shall mean any Equity Securities of the Company sold in a private placement or marketed Exempt Transaction after the date hereof, and shall exclude:

(a) options, grants, awards, restricted shares or any other Ordinary Shares or Ordinary Share Equivalents issued under the existing employee equity incentive plan or any other any employee share incentive plan(s) approved by the Board (including at least one (1) STT Director (as defined in the Articles) acting in accordance with his or her fiduciary duties to the Company) (collectively, “Company Options”), and Equity Securities issuable upon the exercise or conversion of any Company Options;

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(b) Equity Securities of the Company issued pursuant to the cancelation or exchange of any ADSs by the holders thereof;

(c) Equity Securities of the Company issued pursuant to any acquisition of the Company or of another entity by the Company (such acquisition may take place by merger, purchase of substantially all of the assets, reorganization or similar transaction) approved by the Board (including at least one (1) STT Director (as defined in the Articles);

(d) Equity Securities of the Company issued in connection with any share split, share dividend, reclassification or other similar event that has been duly approved by the Board; and

(e) Equity Securities of the Company or ADSs issued upon the conversion or exercise of any Ordinary Share Equivalents (including the conversion of any portion of the Company’s convertible bonds due June 1, 2025 issued in an aggregate principal amount of US$300.0 million and the conversion of any of the 150,000 Series A convertible preferred shares) outstanding as of the date of this Agreement or issued subsequent to the date of this Agreement in compliance with the pre-emptive rights set forth in this Section 4 (in each case, pursuant to the terms of the relevant Ordinary Share Equivalents as unmodified).

Section 4.7 Registration Rights. The Company hereby undertakes to Investor that it shall either (i) modify Section 3.12 of the Members Agreement to provide that the termination of the Company’s obligations pursuant to Sections 3.5, 3.6 or 3.7 under the Members Agreement with respect to Registrable Securities (as defined in the Members Agreement) proposed to be sold by Investor in a registered public offering to provide that such obligations will terminate only when, in the opinion of counsel to the Company, all such Registrable Securities may then be sold under Rule 144 under the Securities Act without volume limitations; (ii) grant registration rights to Investor substantially identical to those as described in the immediately preceding clause (i); or (iii) in the event that the Company is unable to perform the actions described in the immediately preceding clauses (i) and (ii) due to its inability to obtain the consent of a Person not under its control, act so as to effect the intent of clause (i) of this Section 4.7 to the greatest extent possible under the circumstances.

ARTICLE V LEGEND

Section 5.1 Legend: The Investor agrees that all certificates or other instruments representing the securities subject to this Agreement will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS (A) A REGISTRATION STATEMENT UNDER THE ACT IS EFFECTIVE AS TO SUCH TRANSFER OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT.”

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Section 5.2 Procedures. Upon request of the Investor, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, the Company shall promptly cause the legend to be removed from any certificate for any securities. The Investor acknowledges that the Securities issuable pursuant to this Agreement will not be registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of such Securities except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Confidentiality. Each party hereto hereby agrees that it will, and will cause its respective Affiliates and its and their respective representatives to, hold in strict confidence any non-public records, books, contracts, instruments, computer data and other data and information concerning the other parties hereto, whether in written, verbal, graphic, electronic or any other form provided by any party hereto (except to the extent that such information has been (a) previously known by such party on a non-confidential basis from a source other than the other parties hereto or its representatives, provided that, to such party’s knowledge, such source is not prohibited from disclosing such information to such party or its representatives by a contractual, legal or fiduciary obligation to the other parties hereto or its representatives, (b) in the public domain through no breach of this Agreement by such party, (c) independently developed by such party or on its behalf, or (d) later lawfully acquired from other sources) (the “Confidential Information”). In the event that a party hereto is requested or required by law, governmental authority, rules of stock exchanges, or other applicable judicial or governmental order to disclose any Confidential Information concerning any of the other parties hereto, such party shall, to the extent legally permissible, provide the other parties with sufficient advance written notice of such request or requirement and, if requested by another party hereto (at such other party’s sole expense) assist such other party in seeking a protective order or other appropriate remedy to limit or minimize such disclosure.

Section 6.2 Termination. Unless expressly provided otherwise herein, in addition to the other termination provisions in this Agreement, this Agreement shall terminate, and have no further force and effect, upon the earliest of: (a) a written agreement to that effect, signed by all parties hereto, and (b) the date which is eighteen (18) months from the date hereof.

Section 6.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail transmission (“Email”), so long as a receipt of such Email is requested and received) and shall be given:

If to the Company:

GDS Holdings Limited

Address:    F4/F5, Building C, Sunland International,

 No. 999 Zhouhai Road,

 Pudong, Shanghai 200137

 People’s Republic of China

Email:       andyli@gds-services.com

Facsimile: +86 21 2033 0202

Attention: Andy Li, General Counsel and Company Secretary

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with a copy to:

Simpson Thacher & Bartlett LLP

Address:    35/F, ICBC Tower

 3 Garden Road Central, Hong Kong

Email:       dfertig@stblaw.com

Facsimile: +852 2514-7694

Attention:  Daniel Fertig, Esq.

If to Investor:

STT GDC Pte. Ltd.

Address:    1 Temasek Avenue

 #33-01 Millenia Tower

Email:       jenkeet_chan@sttelemedia.com

Facsimile: +65 9720 7220

Attention:  Company Secretary

with a copy to:

Latham & Watkins LLP

Address:     9 Raffles Place, #42-02 Republic Plaza, Singapore 048619

Email:         Michael.Sturrock@lw.com

Facsimile:   N/A

Attention:   Michael Sturrock, Esq.

A party may change or supplement the addresses given above, or designate additional addresses, for the purposes of this Section 6.3 by giving the other parties written notice of the new address in the manner set forth above.

Section 6.4 Entire Agreement. This Agreement, together with any schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, and the Investor Rights Agreement dated as of October 23, 2017 between the Company and Investor, as amended by an amendment thereto dated March 27, 2019 and amendment no. 2 thereto dated December 10, 2019, and the Members Agreement, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof, and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof and thereof. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

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Section 6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of law principles.

Section 6.6 Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) in the following manner:

(a) The Arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”);

(b) The Arbitration shall be procedurally governed by the HKIAC Administered Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration, which are deemed to be incorporated by reference and may be amended by this Section 6.6;

(c) The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;

(d) A Dispute subject to Arbitration shall be determined by a panel of three (3) arbitrators (the “Tribunal”). One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one (1) claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one (1) respondent party, by mutual agreement among the respondent parties). The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator. If the claimant party or the respondent party fails to nominate its arbitrator within thirty (30) days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within thirty (30) days of the nomination of the respondent-nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and

(e) The parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing. The arbitral award is final and binding upon the parties to the Arbitration.

Section 6.7 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

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Section 6.8 Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the Company and Investor hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. No party may be assigned any of the foregoing rights by Investor, its successors, assigns or legal representative unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and any such transferee shall execute and deliver to the Company and Investor a joinder agreement becoming a party hereto as an “Investor” subject to the terms and conditions hereof. This Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without the mutual written consent of the other parties hereto.

Section 6.9 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto shall inure to the benefit of and be enforceable by any transferee of equity securities held by Investor but only to the extent of such transfer. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Investor may transfer or assign its rights, interests, or obligations hereunder in connection with a sale, transfer or assignment of any Ordinary Shares to any permitted transferee under the Members Agreement (“Permitted Transferee”), provided that, prior to any such transfer or assignment, such Permitted Transferee shall agree to be bound by the terms of this Agreement as a party to this Agreement (and, to the extent applicable, in the same capacity as if the transferee was the transferor) in a written instrument in form and substance reasonably satisfactory to the other parties hereto.

Section 6.10 Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 6.11 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 6.12 Aggregation of Shares. All Securities held or acquired by Investor and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights of Investor under this Agreement.

Section 6.13 Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

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Section 6.14 Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the party against whom such waiver is to be effective. Any amendment or waiver effected in accordance with this Section 6.14 shall be binding upon the parties hereof and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

Section 6.15 Public Announcements. Without limiting any other provision of this Agreement, the parties hereto, to the extent permitted by applicable law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and agree on any press release or public statement with respect to this Agreement, and the transactions contemplated hereby and the ongoing business relationship among the parties. The parties hereto will not issue any such press release or make any such public statement without the prior written consent of the other party, except as may be required by law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange, and if reasonably practicable, inform the other parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

GDS HOLDINGS LIMITED

By:
Name:
Title:

[Signature page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

STT GDC PTE. LTD.

By:
Name:
Title:

[Signature page to Investor Rights Agreement]

Exhibit D: Form of Written Consent

WRITTEN CONSENT OF SHAREHOLDER

This written consent (this “Consent”) is dated as of the date set forth on the signature page hereto, by the undersigned (“Signatory”) in favor of the Investor (as defined below).

WHEREAS, Signatory is a shareholder of GDS Holdings Limited, a company incorporated in the Cayman Islands (the “Company”) and is a party to that certain Sixth Amended and Restated Members Agreement of the Company (the “Members Agreement”), dated as of May 19, 2016, among the Signatory, the Company, and the other parties thereto (each capitalized term used by not otherwise defined herein shall have the meaning ascribed to such term in the Members Agreement);

WHEREAS, pursuant to Section 3.13 of the Members Agreement, the Company has agreed not to, without the prior written consent of the Holders of more than seventy percent (70%) of the Registrable Securities then outstanding, grant, or cause or permit to be created, for the benefit of any Person any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3/F-3 registration rights described in Section 3 of the Members Agreement, or otherwise) relating to any shares or other securities of the Company, other than rights that are subordinate to the rights of the Holders under the Members Agreement;

WHEREAS, pursuant to an Investor Rights Agreement substantially in the form attached hereto as Exhibit A (the “Investor Rights Agreement”) among the Company and [Hill House], a [Cayman] limited liability company (“Investor”), the Company intends to, among other things, grant to Investor registration rights with respect to certain equity securities of the Company, substantially upon the terms subject to the conditions set forth in the Investor Rights Agreement;

WHEREAS, pursuant to Section 6.13 of the Investor Rights Agreement, the Company intends to, among other things, agree with Investor that, in the event the Company after the date of the Investor Rights Agreement grants any registration rights that are more favorable to such other holder than those rights provided to Investor pursuant to Article II of the Investor Rights Agreement, the Investor Rights Agreement will be amended to grant Investor the same rights from the date that those rights are provided to such other holder;

NOW, THEREFORE, pursuant to the terms of the Members Agreement, the Signatory hereby acknowledges, agrees and consents to the full extent required by Section 3.13 of the Member’s Agreement to the grant, by the Company to Investor, of the registration rights substantially in the form as provided for in the Investor Rights Agreement and acknowledges, agrees and consents to any amendment to the Investor Rights Agreement pursuant to Section5.13 thereof provided that (1) the Share Purchase Agreement, as defined in the Investor Rights Agreement and contemplated to be entered into by the parties thereto in connection with the execution of the Investor Rights Agreement, shall be substantially in the form attached hereto as Exhibit B-1, and (2) the Company and the Signatory shall enter into the investor rights agreement substantially in the form attached hereto as Exhibit C on or prior to the date of execution of the Investor Rights Agreement.

The undersigned hereby acknowledges receipt of a copy of the Investor Rights Agreement, and that the Signatory has had the opportunity to consult with his or her own legal counsel, tax accountants and other professional advisors concerning the corporate, legal, tax, accounting and other matters related to the Investor Rights Agreement and this Consent.

[Signature Page follows]

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the date set forth below.

By:

Dated:	Name:

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Exhibit A: Investor Rights Agreement

Exhibit B-1: Share Purchase Agreement

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Exhibit C: Investor rights agreement between the Company and Signatory

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